Exhibit 99.1

Inotiv, Inc. Announces Site Closures and Consolidation Plans

WEST LAFAYETTE, IN, June 13, 2022 -- Inotiv, Inc. (NASDAQ: NOTV) (the “Company”, “We”, “Our” or “Inotiv”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services and research models and related products and services, announces the closure of two Envigo RMS (“Envigo”) facilities in Virginia: a purpose-bred canine facility in Cumberland and a rodent breeding facility in Dublin as part of restructuring activities following its acquisition of Envigo RMS LLC in November 2021.

Robert Leasure, Jr., Inotiv’s President and Chief Executive Officer commented, “Since the Envigo acquisition in November 2021, the Cumberland, Virginia, facility was recognized as needing improvements and investments. Inotiv has been pleased with the continued and significant progress in improvements at the Cumberland facility since the acquisition, as evidenced by recent inspections by the USDA and other auditing organizations. We sincerely appreciate our customers’, employees’, and third-party input to date in support of this facility. The required investments to improve the facility and the lead time to achieve these improvements have recently increased. As a result, we have decided we will not be investing further in this facility, and it will be closed. We will implement an orderly closure plan. Cumberland comprises less than 1% of our total Inotiv revenue and has not contributed to profits in our Research Models and Services segment since the acquisition.”

Leasure continued, “The announced closure of the Dublin, Virginia, facility is part of Inotiv’s ongoing restructuring and site optimization plan which includes the previously announced closure of facilities in Haslett, Michigan, and Boyertown, Pennsylvania. Closing the Dublin facility will also reduce anticipated capital expenditure needs at this site. The current production in Dublin will be relocated to other facilities which have recently been expanded or refurbished. We believe our site restructuring and optimization plan will provide the Company with additional operational efficiencies and will allow customers to be better served from existing, refurbished locations. We expect these three facilities’ transitions to be complete by December 2022.”

The announced closures of the Cumberland and Dublin facilities will not impact the Company’s financial guidance for fiscal year 2022.

About Inotiv

Inotiv, Inc. is a leading contract research organization dedicated to providing nonclinical and analytical drug discovery and development services and research models and related products and services. The Company’s products and services focus on bringing new drugs and medical devices through the discovery and preclinical phases of development, all while increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Inotiv is committed to supporting discovery and development objectives as well as helping researchers realize the full potential of their critical R&D projects, all while working together to build a healthier and safer world. Further information about Inotiv can be found here: https://www.inotivco.com/.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, governmental regulations, inspections and investigations, the impact of site closures and consolidations, expansion and related efforts, and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

Company Contact	Investor Relations
Inotiv, Inc.	The Equity Group Inc.
Beth A. Taylor, Chief Financial Officer	Devin Sullivan
(765) 497-8381	(212) 836-9608
btaylor@inotivco.com	dsullivan@equityny.com